Exhibit 4.1

Execution Version

Note Purchase Agreement
By and Among

Tontine Capital Partners, L.P. ,

Integrated Electrical Services, Inc.
and
the other Borrower Parties hereto

December 12 , 2007

TABLE OF CONTENTS

Page

ARTICLE 1     Definitions     1

ARTICLE 2     Issuance of Note     5

2.1     Issuance of Notes     5

2.2     Delivery of Purchase Price and Notes     5

2.3     Closing Date     5

ARTICLE 3     Lenders’ Representations and Warranties     5

3.1     Organization and Qualification     5

3.2     Authorization; Enforcement     5

3.3     Securities Matters     6

3.4     Restrictions on Transfer     6

ARTICLE 4     Representations and Warranties of the Borrowers     6

4.1     Organization and Qualification     6

4.2     Authorization; Enforcement     7

4.3     Capital Stock and Related Matters     7

4.4     No Conflicts     7

4.5     SEC Documents; Financial Statements.     8

4.6     Absence of Certain Changes     9

4.7     Absence of Litigation     9

4.8     Intellectual Property     9

4.9     Tax Status     10

4.10     Permits; Compliance.     10

4.11     Environmental Matters     11

4.12     Title to Property     11

4.13     No Investment Company or Real Property Holding Company     11

4.14     No Brokers     12

4.15     Labor Relations     12

4.16     Transactions with Affiliates and Employees     12

4.17     Insurance     12

4.18     ERISA      12

4.19     Use of Proceeds; Federal Regulations     12

4.20     Usury     13

4.21     Solvency      13

4.22     Disclosure     13

ARTICLE 5     Covenants     13

5.1     Use of Proceeds     13

5.2     Expenses     13

5.3     Affirmative Covenants     13

5.4     Incurring Debt     14

5.5     Liens     15

5.6     Fundamental Changes     16

5.7     Sale of Assets     16

5.8     Reporting     16

ARTICLE 6     Conditions To The Borrowers' Obligation     17

6.1     Delivery of Transaction Documents     17

6.2     Payment of Purchase Price     17

6.3     Representations and Warranties     17

6.4     Litigation     17

ARTICLE 7     Conditions to The Lenders’ Obligation     18

7.1     Delivery of Transaction Documents; Issuance of Notes     18

7.2     Delivery of Authority Documents     18

7.3     Representations and Warranties     19

7.4     Consents     19

7.5     Litigation      19

7.6     Opinion     19

7.7     No Material Adverse Change     19

ARTICLE 8     Termination     19

8.1     Termination Provisions     19

8.2     Effect of Termination     20

ARTICLE 9     Indemnification     20

9.1     Indemnification by the Borrowers     20

9.2     Notification     20

ARTICLE 10     Governing Law; Miscellaneous     21

10.1     Governing Law     21

10.2     Counterparts; Electronic Signatures     21

10.3     Headings     21

10.4     Severability      21

10.5     Entire Agreement; Amendments     21

10.6     Notices     21

10.7     Successors and Assigns     22

10.8     Third Party Beneficiaries     23

10.9     Publicity     23

10.10     Further Assurances     23

10.11     No Strict Construction     23

10.12     Rights Cumulative     23

10.13     Survival     23

10.14     Knowledge      23

Note Purchase Agreement

This NOTE PURCHASE AGREEMENT, dated as of December 12, 2007 , is entered into by and among INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation (the “Company ”), the Subsidiaries (as defined below) of the Company party hereto (together with the Company, hereinafter individually referred to as a “Borrower ” and collectively referred to as the “Borrowers ”), and the Tontine Capital Partners, L.P. (together with any additional Tontine fund, if any, identified on Schedule I hereto, pursuant to Section 2.4, a “Lender ” and collectively, the “Lenders ”).

Recitals :

A.     The Lenders desire to provide financing to the Borrowers, and the Borrowers desire to obtain financing from the Lenders, upon the terms and conditions set forth in this Agreement, in connection with the Borrowers’ repayment of its existing term loan (the “Term Loan”) made under the Term Loan Agreement dated as of May 12, 2006, among the Company, the several lenders party thereto (the “Term Lenders”) and Wilmington Trust Company, as administrative agent (the “Agent ”), as amended; and

B.     The total financing being provided by the Lenders to the Borrowers hereunder shall consist of the provision by the Lenders of debt financing of $25,000,000 (the “Debt Financing”), in exchange for Senior Subordinated Notes from the Borrowers in like principal amount, substantially in the form attached hereto as Exhibit A (individually, a “Note ” and collectively, the “Notes ”).

Agreemen t

NOW THEREFORE, the Borrowers and the Lenders hereby agree as follows:

ARTICLE 1	Definitions

“1933 Act” means the Securities Act of 1933, as amended.

“1934 Act” means the Securities Exchange Act of 1934, as amended.

“Action ” means any action, suit claim, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation against or affecting the Company, any of its Subsidiaries or any of their respective properties before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), public board, stock market, stock exchange or trading facility.

“Agent ” has the meaning set forth in the recitals.

“Agreement ” means this Note Purchase Agreement.

“Borrower ” and “Borrowers ” have the meaning set forth in the preamble.

“ Borrowing Subsidiary” means any Subsidiary that is a Borrower.

“Claim ” has the meaning set forth in Section 9 .2.

“Closing ” has the meaning set forth in Section 2.3 .

“Closing Date” has the meaning set forth in Section 2.3 .

“ Code ” has the meaning set forth in Section 4.13.

“Company ” has the meaning set forth in the preamble.

“ Contingent Obligations” means, with respect to the Company or any Subsidiary, any obligation of the Company or such Subsidiary arising from any guaranty, indemnity or other assurance of payment or performance of any Indebtedness , lease, dividend or other obligation (“primary obligations”) of any other p erson (the “primary obligor”) in any manner, whether directly or indirectly, including (a ) the direct or indirect guaranty, endorsement (other than for collection or deposit in the o rdinary c ourse of b usiness), co-making, discounting with recourse or sale with recourse by such p erson of the obligation of a primary obligor, (b ) the obligation to make take-or-pay or similar payments, if required, regardless of nonperformance by any other party or parties to an agreement, (c ) any obligation of such p erson, whether or not contingent, (i ) to purchase any such primary obligation or any p roperty constituting direct or indirect security therefor, (ii ) to advance or supply funds (A ) for the purchase or payment of any such primary obligations or (B ) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii ) to purchase p roperty, s ecurities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv ) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation with respect to which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such p erson may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto (assuming such p erson is required to perform thereunder), as determined by such p erson in good faith.

“ Contractual Obligations” means any provision of any security issued by the Company or any of its Subsidiaries, or of any agreement, instrument or other undertaking as to which the Company or any of its Subsidiaries is a party or by which it or any of its property is bound.

“Debt Financing” has the meaning set forth in the Recitals.

“Environmental Laws” has the meaning set forth in Section 4.11 .

“ ERISA ” has the meaning set forth in Section 4.18 .

“Event of Default” has the meaning set forth in the Notes.

“GAAP ” has the meaning set forth in Section 4.5 (b).

“Hazardous Materials” has the meaning set forth in Section 4.11 .

“ Indebtedness ” means and includes: (a) all items arising from the borrowing of money that, according to GAAP, would be included in determining total liabilities as shown on the consolidated balance sheet of the Company or any Subsidiary; (b) all obligations secured by any lien in property owned by the Company or any Subsidiary whether or not such obligations shall have been assumed (provided that, in the case of any lien securing obligations of a third party unaffiliated with the Company or any Subsidiary, the Indebtedness as defined hereunder shall be limited to the value of such property); (c) all guaranties and similar Contingent Obligations with respect to obligations of others; and (d) all other obligations (including without limitation letters of credit) evidencing obligations to others.

“Indemnified Party” has the meaning set forth in Section 9.2 .

“Intellectual Property” has the meaning set forth in Section 4.8 .

“Investment Company” has the meaning set forth in Section 4.13 .

“Legal Requirement” means any federal, state, local, municipal, foreign, international, multinational or other law, rule, regulation, order, judgment, decree, ordinance, policy or directive, including those entered, issued, made, rendered or required by any court, administrative or other governmental body, agency or authority, or any arbitrator.

“Lender ” and “Lender s ” have the meaning set forth in the preamble.

“ Liens ” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, restriction, covenant, easement, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having the same economic effect as any of the foregoing).

“Material Adverse Effect” means any material adverse effect on the business, operations, assets, financial condition or prospects of the Company and its Subsidiaries taken as a whole.

“ Note ” and “Notes ” have the meaning set forth in the Recitals.

“Permits ” has the meaning set forth in Section  4.10 .

“Permitted Contingent Obligations” means (a) Contingent Obligations arising from endorsements for collection or deposit in the o rdinary c ourse of business; (b) Contingent Obligations arising from any interest rate agreement, interest rate collar agreement, interest rate swap agreement, or other similar agreement or similar arrangement at any time entered into by the Company or its Subsidiaries in the ordinary course of business pursuant to the Senior Indebtedness Loan Documents; (c) Contingent Obligations of the Company and its Subsidiaries existing as of the Closing Date, as identified on Schedule 1 , including extensions and renewals thereof that do not increase the amount of such Contingent Obligations as of the date of such extension or renewal; (d) Contingent Obligations incurred in the ordinary course of business with respect to surety bonds, appeal bonds, performance bonds and other similar obligations; (e) Contingent Obligations arising under indemnity agreements to title insurers to cause such title insurers to issue to Agent policies; (f) Contingent Obligations with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of e quipment permitted under the Senior Indebtedness Loan Documents; (g) Contingent Obligations constituting indemnification obligations incurred in the o rdinary c ourse of b usiness with customers, contractors, owners and subcontractors; and (h) other Contingent Obligations not to exceed $500,000 in the aggregate at any time.

“Permitted Encumbrances” has the meaning set forth in Section 5.5 .

“Properly Contested” means, with respect to any obligation of the Company or the Subsidiaries (including obligations with respect to taxes) that is not paid as and when due or payable by reason of the Company’s or the applicable Subsidiary’s bona fide dispute concerning its liability to pay the same or concerning the amount thereof: (a) such obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently conducted; (b) the Company or Subsidiary, as applicable, has established appropriate reserves as shall be required in conformity with GAAP; (c) the non-payment of such obligation will not have a Material Adverse Effect and will not result in a forfeiture of any material assets of the Company or any Subsidiary; (d) any Lien imposed on the Company’s or any Subsidiary’s assets with respect to such obligation is stayed during the period prior to the final resolution or disposition of such dispute; (e) if the obligation results from, or is determined by the entry, rendition or issuance against the Company, any of the Subsidiaries, or any of its or their assets of a judgment, writ, order or decree, enforcement of such judgment, writ, order or decree is stayed pending a timely appeal or other judicial review; and (f) if such contest is abandoned, settled or determined adversely (in whole or in part) to the Company or any Subsidiary, the Company or such Subsidiary forthwith satisfies such obligation in full, together with all penalties, interest and other amounts due in connection therewith.

“Purchase Price” has the meaning set forth in Section 2.1 .

“SEC ” means the United States Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 4.5 .

“ Senior Indebtedness” means the Indebtedness of the Company and its Subsidiaries under the Loan and Security Agreement among the Company, the Subsidiaries party thereto, the financial institutions named therein, and Bank of America, N.A., as in effect on the date thereof and as hereafter amended, supplemented or otherwise modified from time to time (the “Senior Indebtedness Credit Agreement”), provided that the availability under, and principal and accrued but unpaid interest outstanding at any time under, the Senior Indebtedness Loan Documents may not exceed $80,000,000 without the prior written consent of the Lenders.

“Senior Indebtedness Loan Documents” means the Senior Indebtedness Credit Agreement (as defined in the definition of Senior Indebtedness) together with all other documents and instruments evidencing and/or securing same, as each of such documents and/or instruments is in effect on the date hereof.

“Senior Lender” means Bank of America, N.A., or any successor thereto under the Senior Indebtedness Loan Documents.

“Subsidiar y ” means, with respect to the Company, any corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having the voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly, through one or more intermediaries, or both, by the Company.

“ Surety Bonds” has the meaning set forth in the Senior Indebtedness Loan Documents.

“ Surety Collateral ” has the meaning set forth in the Senior Indebtedness Loan Documents.

“ Term Lenders” has the meaning set forth in the Recitals.

“Term Loan” has the meaning set forth in the Recitals.

“Transaction Documents” means this Agreement and the Notes, together with any amendment, waiver, supplement or other modification thereto.

ARTICLE 2	Issuance of Note

2.1

Issuance of Notes. Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender shall provide a portion of the Debt Financing to the Borrowers in the amount that is set forth in Schedule I in accordance with Section 2.4, in the aggregate amount of $25,000,000 (the “Purchase Price”) and the Borrowers shall issue a Note in like principal amount to each Lender. The terms and conditions of the Notes are incorporated herein by reference.

2.2

Delivery of Purchase Price and Notes. On the Closing Date each Lender shall pay the Purchase Price by wire transfer of immediately available funds in accordance with the Borrowers’ written instructions. At the Closing, upon payment by the Lenders of the Purchase Price, the Borrowers shall issue and deliver to the Lenders the Notes in the principal amount of the total Debt Financing.

2.3

Closing Date. Subject to the terms of this Agreement, the closing of the transactions contemplated by this Agreement shall occur on or before the date that is five (5) days after the date that the last of the conditions set forth in Article 6 and Article 7 have been satisfied, or at such other time as may be mutually agreed upon by the parties to this Agreement (the “Closing Date”), at the offices of Barack Ferrazzano Kirschbaum & Nagelberg LLP, 200 W. Madison Street, Suite 3900, Chicago, Illinois 60606 or at such other location or by such other method (including exchange of signed documents) as may be mutually agreed upon by the parties to this Agreement (“Closing”).

2.4

Additional Lenders. The Company acknowledges and agrees that additional Tontine funds other than those identified on the signature page hereto may participate in the purchase of Notes hereunder; provided that each such additional Tontine fund shall execute and deliver a joinder to this agreement in the form of Exhibit C attached hereto. Prior to the Closing Date, the Lenders shall provide the Company with a final version of Schedule I that includes the following information for each Lender hereunder: (a) such Lender’s name and jurisdiction of organization; and (b) the portion of the Debt Financing to be provided by such Lender.

ARTICLE 3	Lender s’ Representations and Warranties

Each Lender represents and warrants to the Borrowers that:

3.1

Organization and Qualification. Each of the Lenders is an entity of the type identified on Schedule I hereto duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to provide the Debt Financing and otherwise perform its obligations under this Agreement and the other Transaction Documents.

3.2

Authorization; Enforcement. This Agreement and each of the other Transaction Documents to be executed by the Lenders and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by, and duly executed and delivered on behalf of, such Lender. This Agreement and each of the other Transaction Documents to be executed by the Lenders constitutes the valid and binding agreement of such Lender enforceable in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; and (iii) principles of equity.

3.3	Securities Matters. In connection with the Borrowers’ compliance with applicable securities laws:

a.

Such Lender is purchasing the Notes for its own account, not as a nominee or agent, for investment purposes and not with a present view towards resale, except pursuant to sales exempted from registration under the 1933 Act, or registered under the 1933 Act.

b.

Such Lender has been offered an opportunity to ask questions of, and receive answers from, the Borrowers concerning the Company and its Subsidiaries and Lender’s proposed purchase of the Notes, and such Lender is satisfied with the Borrowers’ responses to any such requests.

c.

Such Lender is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D under the 1933 Act, and has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Notes. Such Lender understands that its investment in the Notes involves a significant degree of risk. Such Lender understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Notes.

3.4

Restrictions on Transfer. Such Lender understands that the issuance of the Notes has not been and is not being registered under the 1933 Act or any applicable state securities laws. Such Lender may be required to hold the Notes indefinitely and the Notes may not be transferred unless (i) the Notes are sold pursuant to an effective registration statement under the 1933 Act, or (ii) the Notes to be sold or transferred may be sold or transferred pursuant to an exemption from such registration. Such Lender understands that until such time, if any, as the resale of the Notes has been registered under the 1933 Act or otherwise may be sold pursuant to an exemption from registration, the Notes may bear a restrictive legend in substantially the following form:

“ THE SECURITY REPRESENTED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”) OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT AND SUCH STATE SECURITIES LAWS, OR AN EXEMPTION FROM REGISTRATION THEREUNDER . ”

ARTICLE 4	Representations and Warranties of the Borrowers

Except as set forth in the Borrowers’ Disclosure Schedule attached hereto, each of the Borrowers represents and warrants to the Lenders that:

4.1

Organization and Qualification. The Company and each of its Subsidiaries is a corporation, limited partnership, limited liability company, or joint venture, as applicable, duly organized and validly existing under the laws of the jurisdiction in which it is incorporated or organized, with corporate, limited liability or limited partnership power and authority to own, lease, use and operate its properties and to carry on its business as now operated and conducted. The Company and each of its Subsidiaries (i) is in good standing under its law of the jurisdiction in which it is organized and (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership to do business and is in good standing in each jurisdiction in which its ownership or use of property or the nature of the business conducted by it makes such qualification necessary, except in the case of each of (i) and (ii) where the failure to be so qualified or in good standing would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in violation of any provision of its respective certificate or articles of incorporation, partnership agreement, bylaws or other organizational or charter documents, as the same may have been amended. Attached hereto as Schedule 4.1 is a complete and accurate organizational chart of the Company and its Subsidiaries. The Borrowing Subsidiaries are the only operating Subsidiaries of the Company.

4.2

Authorization; Enforcement. Each Borrower has all requisite corporate, limited liability or partnership, as applicable, power and authority to enter into and perform this Agreement and each of the other Transaction Documents and to consummate the transactions contemplated hereby and thereby and to issue the Notes, in accordance with the terms hereof and thereof. The execution and delivery of this Agreement and each of the other Transaction Documents by each Borrower and the consummation by them of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes) have been duly authorized by the Board of Directors or other governing body of such Borrower and no further consent or authorization of any Borrower, its respective Board of Directors or other governing body, or its respective stockholders is required. This Agreement and each of the other Transaction Documents have been duly executed and delivered by the Borrowers. This Agreement and each of the other Transaction Documents will constitute upon execution and delivery by each Borrower, a legal, valid and binding obligation of such Borrower enforceable against such Borrower in accordance with its terms, except as such enforceability may be limited by: (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally; (ii) equitable limitations on the availability of specific remedies; (iii) principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); and (iv) to the extent rights to indemnification and contribution may be limited by federal securities laws or the public policy underlying such laws.

4.3

Capital Stock and Related Matters. Schedule 4.3 correctly sets forth (i) the state or states in which each Borrower conducts its business, and (ii) a list of each class of stock of the Company and the number of authorized and issued and outstanding shares of each class of stock of the Company. Except as set forth on Schedule 4.3, there is no plan, agreement or understanding providing for, or contemplating, the issuance of any additional shares of capital stock of the Company, and all of the outstanding capital stock of the Company has been duly authorized, legally and validly issued, fully paid and nonassessable. Except as set forth on Schedule 4.3, there are, as of the date hereof, no outstanding options, rights, warrants or other agreements or instruments obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of the capital stock of the Company or obligating the Company to grant, extend or enter into any such agreement or commitment.

4.4

No Conflicts. The execution, delivery and performance of this Agreement and each of the other Transaction Documents by each Borrower and the consummation by each Borrower of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Notes) will not (i) conflict with or result in a violation of any provision of the articles or certificate of incorporation, certificate or articles of organization, bylaws, operating agreement, partnership agreement or other charter documents of any Borrower, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any material agreement, indenture, patent, patent license or instrument to which the Company or any of its Subsidiaries is a party, or (iii) result in a violation of any Legal Requirement (including federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, except (A) such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations set forth on Schedule 4.4, as to which consents, authorizations, filings and notices shall have been obtained and be in full force and effect as of the Closing Date, or (B) such conflicts, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries is in default (and no event has occurred which with notice or lapse of time would result in a default) under, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action that would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement or instrument to which the Company or any of its Subsidiaries is a party or by which any property or assets of the Company or any of its Subsidiaries is bound or affected, except for possible defaults, actions and failure to take action as would not, individually or in the aggregate, have a Material Adverse Effect. Except as set forth on Schedule 4.4, the Borrowers are not required to obtain any consent, authorization or order of, or make any filing or registration with, any court, governmental agency, regulatory agency, self regulatory organization or stock market or any third party in order for it to execute, deliver or perform any of its obligations under the Transaction Documents. All consents, authorizations, orders, filings and registrations that any Borrower is required to effect or obtain pursuant to the preceding sentence shall have been obtained and be in full force and effect as of the Closing Date.

4.5      SEC Documents; Financial Statements.

a.

Since December 31, 2005, the Company has timely filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the 1933 Act and the 1934 Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”), or has timely filed for a valid extension of such time of filing and has filed any such SEC Documents prior to the expiration of any such extension. As of their respective dates, the SEC Documents complied in all material respects with the requirements of the 1933 Act and the 1934 Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC and when taken as a whole, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

b.      As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes, year end adjustments or may be condensed or summary statements) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements of the Company included in the SEC Documents, and except for liabilities and Contractual Obligations which, individually or taken in the aggregate would not reasonably be expected to have a Material Adverse Effect the Borrowers have no liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to December 31, 2006, and (ii) Contractual Obligations incurred in the ordinary course of business and not required under GAAP to be reflected in such financial statements.

c.	Each of the Borrowers has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15(e) under the 1934 Act). Such disclosure controls and procedures: (A) are designed to ensure that material information relating to such Borrower and, with respect to the Company its Subsidiaries, is made known to such Borrower’s chief executive officer, president, chief operating officer and its chief financial officer by others within those entities, particularly during the periods in which the Company’s reports and filings under the 1934 Act are being prepared, (B) have been evaluated for effectiveness as of the end of the most recent annual period reported to the SEC, and (C) are effective to perform the functions for which they were established. Except as set forth on Schedule 4.5(c), neither the auditors of the Borrowers nor the Board of Directors of any Borrower has been advised of: (x) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting (as such term is defined in Rule 13a-15(f) under the 1934 Act) of any of the Borrowers that have materially affected any of the Borrowers internal control over financial reporting; or (y) any fraud, whether or not material, that involves management or other employees who have a role in the internal controls over financial reporting of any of the Borrowers.

4.6

Absence of Certain Changes. Except with respect to the transactions contemplated hereby and by each of the other Transaction Documents and except as set forth on Schedule 4.6, since December 31, 2006, (i) the Company and each of its Subsidiaries has conducted its business only in the ordinary course, consistent with past practice, and since that date, no changes have occurred that would reasonably be expected to have a Material Adverse Effect; and (ii) neither the Company nor its Subsidiaries has incurred any liabilities (contingent or otherwise) other than (A) trade payables, accrued expenses and other liabilities incurred in the ordinary course of business consistent with past practice and (B) liabilities not required to be reflected on the Company’s financial statements pursuant to GAAP or required to be disclosed in filings made with the SEC.

4.7	Absence of Litigation. There is no Action pending or, to the knowledge of the Borrowers, threatened against or affecting the Company or any of its Subsidiaries that (i) adversely affects or challenges the legality, validity or enforceability of this Agreement, or (ii) would, if there were an unfavorable decision, have or reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Borrowers any director or officer thereof (in his capacity as such), is or has been the subject of any Action involving a claim of violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty. To the knowledge of the Borrowers, there is not pending any investigation by the SEC involving the Company or any of its Subsidiaries or any current or former director or officer of the Company or its Subsidiaries (in his or her capacity as such).

4.8	Intellectual Property. The Company and each of its Subsidiaries owns or possesses the requisite licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, copyrights, trademarks, trademark applications, service marks, service names, trade names and copyrights (“Intellectual Property”) necessary to enable it to conduct its business as now operated (and, to the Borrowers’ knowledge, as presently contemplated to be operated in the future); except as set forth on Schedule 4.8, there is no claim or Action by any person pertaining to, or proceeding pending, or to the Borrowers’ knowledge threatened, which challenges the right of the Company or of a Subsidiary with respect to any Intellectual Property necessary to enable it to conduct its business as now operated and to the Borrowers’ knowledge, the Company’s or its Subsidiaries’ current products and processes do not infringe on any Intellectual Property or other rights held by any person, except where any such infringement would not reasonably be expected to have a Material Adverse Effect.

4.9	Tax Status. The Company and each of its Subsidiaries has made or filed all federal, state and foreign income and all other material tax returns, reports and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company and each of its Subsidiaries has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being Properly Contested. To the knowledge of the Borrowers, there is no basis for any claim by the taxing authority of any jurisdiction against the Company or any of its Subsidiaries for unpaid taxes in any material amount. Neither the Company nor its Subsidiaries has executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state or local tax.

4.10      Permits; Compliance.

a.

The Company and each of its Subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, “Permits”), and there is no Action pending or, to the knowledge of the Borrowers, threatened regarding suspension or cancellation of any of the Permits. Neither the Company nor any of its Subsidiaries is in conflict with, or in default or violation of, any of the Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

b.	Since December 31, 2006, no event has occurred or, to the knowledge of the Borrowers, circumstance exists that (with or without notice or lapse of time): (a) would reasonably be expected to constitute or result in a violation by the Company or any of its Subsidiaries, or a failure on the part of the Company or its Subsidiaries to comply with, any Legal Requirement; or (b) would reasonably be expected to give rise to any obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect. Neither the Company nor any of its Subsidiaries has received any notice or other communication from any regulatory authority or any other person, nor do the Borrowers have any knowledge regarding: (x) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (y) any actual, alleged, possible or potential obligation on the part of the Company or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature in connection with a failure to comply with any Legal Requirement, except in either case that would not reasonably be expected to have a Material Adverse Effect.

c.	The Company is in compliance in all material respects with the provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder that are applicable to it and has taken reasonable steps such that the Company expects to be in a position to comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated thereunder at such time as Section 404 becomes applicable to the Company.

d.	The Company is, and has reason to believe that for the foreseeable future it will continue to be, in compliance with all applicable rules of the Nasdaq Global Market. The Company has not received notice from Nasdaq that the Company is not in compliance with the rules or requirements thereof. The issuance and sale of the Notes under this Agreement does not contravene the rules and regulations of the Nasdaq Global Market, and no approval of the stockholders of the Company is required for the Company to issue the Notes as contemplated by this Agreement.

4.11

Environmental Matters. “Environmental Laws” shall mean, collectively, all Legal Requirements, including any federal, state, local or foreign statute, laws, rule, regulation, ordinance, code, policy or rule of common law or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent, decree or judgment issued against the Company or its Subsidiaries, relating to pollution or protection of human health, the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including, without limitation, laws and regulations relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum products (collectively, “Hazardous Materials ”) or to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials. Except for such matters as would not, singly or in the aggregate, reasonably be expected to result in a Material Adverse Effect: (i) the Company and its Subsidiaries have complied and are in compliance with all applicable Environmental Laws; (ii) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained, have complied, and are in compliance with all Permits that are required pursuant to Environmental Laws for the occupation of their respective facilities and the operation of their respective businesses; (iii) none of the Company or its Subsidiaries has received any written notice, report or other information regarding any actual or alleged violation of Environmental Laws, or any liabilities or potential liabilities (including fines, penalties, costs and expenses), including any investigatory, remedial or corrective obligations, relating to any of them or their respective facilities arising under Environmental Laws, nor, to the knowledge of the Borrowers is there any factual basis therefore; (iv) there are no underground storage tanks, polychlorinated biphenyls, urea formaldehyde or other hazardous substances (other than small quantities of hazardous substances for use in the ordinary course of the operation of the Company’s and its Subsidiaries’ respective businesses, which are stored and maintained in accordance and in compliance with all applicable Environmental Laws), in, on, over, under or at any real property owned or operated by the Company and/or its Subsidiaries; (v) to the knowledge of the Borrowers there are no conditions existing at any real property or with respect to the Company or any of its Subsidiaries that require remedial or corrective action, removal, monitoring or closure pursuant to the Environmental Laws and (vi) to the knowledge of the Borrowers, neither the Company nor any of its Subsidiaries has contractually, by operation of law, or otherwise amended or succeeded to any liabilities arising under any Environmental Laws of any predecessors or any other Person.

4.12	Title to Property. The Company and its Subsidiaries have good and indefeasible title to all real property and all personal property owned by them which is material to the business of the Company and its Subsidiaries. Any leases of real property and facilities of the Company and its Subsidiaries are valid and effective in accordance with their respective terms, except as would not have a Material Adverse Effect. All property and assets of any kind (real or personal, tangible or intangible) of the Company and any Subsidiary are free from any Liens, except as permitted by Section 5.5, and except for any Liens securing the Term Loans, which Liens will be released simultaneously with or immediately following the Closing in accordance with Section 5.1.

4.13	No Investment Company or Real Property Holding Company. No Borrower is, and upon the issuance and sale of the Notes as contemplated by this Agreement will be, an “investment company” as defined under the Investment Company Act of 1940 (“Investment Company”). No Borrower is controlled by an Investment Company. No Borrower is a United States real property holding company, as defined under the Internal Revenue Code of 1986, as amended (the “Code ”).

4.14	No Brokers. No Borrower has taken any action which would give rise to any claim by any person for brokerage commissions, transaction fees or similar payments relating to this Agreement or the transactions contemplated hereby.

4.15	Labor Relations. No labor or employment dispute exists or, to the knowledge of the Borrowers, is imminent or threatened, with respect to any of the employees of any Borrower that has, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

4.16	Transactions with Affiliates and Employees. Except as set forth in the SEC Documents, none of the officers or directors of any of the Borrowers, and to the knowledge of the Borrowers, none of the employees of any of the Borrowers, is presently a party to any transaction or agreement with the any of the Borrowers (other than for services as employees, officers and directors) exceeding $60,000, including any Contractual Obligation providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of any of the Borrowers, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

4.17	Insurance. The Company and its Subsidiaries have insurance policies in full force and effect of a type, covering such risks and in such amounts, and having such deductibles and exclusions as are customary for conducting businesses and owning assets similar in nature and scope to those of the Company and its Subsidiaries. The amounts of all such insurance policies and the risks covered thereby are in accordance in all material respects with all material Contractual Obligations and with all applicable Legal Requirements. With respect to each such insurance policy: (i) the policy is valid, outstanding and enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws in effect that limit creditors’ rights generally, equitable limitations on the availability of specific remedies and principles of equity (regardless of whether such enforcement is considered in a proceeding in law or in equity); (ii) neither the Company nor any of its Subsidiaries is in breach or default with respect to its obligations thereunder in any material respect; and (iii) no party to the policy has repudiated, or given notice of an intent to repudiate, any provision thereof.

4.18	ERISA. Based upon the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and the regulations and published interpretations thereunder: (i) neither the Company nor any of its Subsidiaries has engaged in any Prohibited Transactions (as defined in Section 406 of ERISA and Section 4975 of the Code); (ii) the Company and each of its Subsidiaries has met all applicable minimum funding requirements under Section 302 of ERISA in respect to its plans; (iii) none of the Borrowers has any knowledge of any event or occurrence which would cause the Pension Benefit Guaranty Corporation to institute proceedings under Title IV of ERISA to terminate any employee benefit plan(s); (iv) neither the Company nor any of its Subsidiaries has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than its or such Subsidiary’s employees; and (v) neither the Company nor any of its Subsidiaries has withdrawn, completely or partially, from any multi-employer pension plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

4.19	Use of Proceeds; Federal Regulations. The Borrowers shall use the proceeds of the Debt Financing, together with available cash on hand, to repay the Term Loan. No part of the proceeds of the Debt Financing will be used (a) directly or indirectly, for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the FRB as now and from time to time hereafter in effect, or (b) so as to involve the Borrowers or the Lenders in a violation of Regulation U of the FRB.

4.20	Usury. None of the amounts to be received by the Lenders as interest under the Notes is usurious or illegal under applicable Legal Requirements.

4.21	Solvency. After giving effect to the consummation of the transactions contemplated by this Agreement, the Borrowers have sufficient capital to carry on its business and transactions and all business and transactions in which they are about to engage, and are solvent and able to pay their debts as they mature.

4.22	Disclosure. The Borrowers understand and confirm that the Lenders will rely on the representations and covenants contained herein in effecting the transactions contemplated by this Agreement and the other Transaction Documents. All representations and warranties provided to the Lenders, including the disclosures in the Borrowers’ disclosure schedules attached hereto furnished by or on behalf of the Borrowers, taken as a whole are true and correct and do not contain any untrue statement of material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its Subsidiaries or its or their businesses, properties, prospects, operations or financial conditions, which, under applicable law, rule or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed.

ARTICLE 5	Covenants

5.1

Use of Proceeds. The Borrowers shall use the proceeds from the sale of the Notes, together with available cash on hand, to repay the Term Loan simultaneously with or immediately following the Closing. In connection with such repayment of the Term Loan, the Borrowers shall obtain from the Term Lenders and the Agent payoff letters, in form and substance reasonably satisfactory to the Lenders, and evidence reasonably satisfactory to the Lenders of the release of all Liens on the assets of the Company or any of its Subsidiaries in connection with the Term Loan, including, without limitation, UCC-3 termination statements, or binding commitments to deliver such statements, releasing all security interests relating to such assets.

5.2

Expenses. The Borrowers shall pay the reasonable fees and expenses, including without limitation reasonable attorneys’ fees and expenses and out-of-pocket travel costs and expenses, incurred by the Lenders in connection with their due diligence review of the Borrowers and the negotiation, preparation, execution, delivery and performance of this Agreement and the other Transaction Documents and the transactions hereunder and thereunder, including without limitation any collection and/or enforcement of the Notes.

5.3	Affirmative Covenants. So long as the Notes are outstanding, each Borrower shall, and the Company shall cause each of its Subsidiaries to:

a.

Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all material obligations of whatever nature, including without limitation taxes, except where the amount or validity thereof is currently being Properly Contested.

b.

(i) Preserve, renew and keep in full force and effect its organizational existence; and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the ordinary course of business, except, in each case, as permitted by Sections 5.7 and 5.8 and except, in the case of clause (ii), to the extent that the failure to do so would not have a Material Adverse Effect.

c.	Comply in all material respects with all Contractual Obligations and Legal Requirements (including, without limitation, all Environmental Laws and ERISA).

d.

(i) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all Legal Requirements shall be made of all dealings and transactions in relation to its business and activities, and (ii) permit representatives of the Lenders upon reasonable advance notice to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, but only during normal business hours.

5.4

Incurring Debt. Without the prior written consent of the Lenders, which consent shall not be unreasonably withheld, the Company shall not itself, nor shall it cause, permit or allow any Subsidiary to create, assume, incur, have outstanding, or in any manner become liable in respect of any Indebtedness other than:

a.

the Senior Indebtedness;

b.	Indebtedness with respect to the acquisition of fixed or capital assets in an aggregate principal amount not to exceed $2,000,000 at any one time outstanding;

c.

unsecured Indebtedness created, incurred or maintained that is expressly subordinate and junior in all respects (including, without limitation, with respect to the right of payment) to the Notes, in an amount not to exceed $15,000,000 at any one time outstanding;

d.

accounts payable, current accrued operating expenses (other than for borrowed money) and other non-cash accruals by the Company or any of its Subsidiaries that are not aged more than ninety (90) days from the billing date or more than thirty (30) days from the due date, in each case incurred in the ordinary course of business and paid within such time period of being due (or the billing date, as applicable), unless the same are being Properly Contested;

e.

payments that the Company or any of its Subsidiaries is required to make as the lessee by the terms of any lease to which it is a party, so long as the aggregate of such rental payments payable during any current or future period of twelve (12) consecutive months under the lease in question and all other leases under which the Company or any of its Subsidiaries is then lessee do not exceed $25,000,000;

f.

Indebtedness for accrued payroll, taxes, and other operating expenses (other than for borrowed money) incurred in the ordinary course of business of the Company or any of its Subsidiaries, including cash management obligations, in each case so long as payment thereof is not past due and payable and unless, in the case of taxes only, such taxes are being Properly Contested;

g.	Permitted Contingent Obligations;

h.	Debt in the form of reimbursement obligations for Surety Bonds procured in the ordinary course of business; and

i.

Indebtedness consisting of “Billings in Excess of Costs and Estimated Earnings On Uncompleted Contracts,” and “Other Non Current Liabilities,” each as listed on the Company’s reported financial statements (which reporting is consistent with prior periods), provided that such categories of Indebtedness shall not include Indebtedness for borrowed money.

5.5

Refinancing of the Senior Indebtedness. Subject to Section 5.4, if any of the Borrowers enter into an agreement or agreements (a “New Credit Facility”) for the refinancing of the Senior Indebtedness which (a) contemplates the repayment of all amounts then outstanding under the Senior Indebtedness Loan Documents by amounts advanced under the New Credit Facility, and (b) provides for the issuance of term loans to any of the Borrowers with an aggregate principal amount of at least $50,000,000, then the Lenders may at their option and upon written notice to the Borrowers require the Borrowers to repay the Notes in full contemporaneously with the closing of the New Credit Facility. Borrowers shall give the Lenders written notice of their intent to obtain a New Credit Facility at least thirty (30) days prior to the closing thereof.

5.6

Liens. Without the prior written consent of the Lenders, which consent shall not be unreasonably withheld, the Company shall not itself, nor shall it cause, permit or allow any Subsidiary to create, assume, incur, suffer or permit to exist any Lien upon or with respect to any of their real or personal property, other than the following (collectively, “Permitted Encumbrances”):

a.

Liens for taxes not yet due or that are being Properly Contested;

b.

Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business that are not overdue for a period of more than thirty (30) days or that are being Properly Contested;

c.

Easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and that do not materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

d.

Liens securing Indebtedness permitted by Section 5.4(b), provided that (i) such Liens are created substantially simultaneously with the acquisition of such fixed or capital assets; (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness; and (iii) the amount of Indebtedness secured thereby is not subsequently increased;

e.

Statutory Liens (excluding any Liens imposed pursuant to any of the provisions of ERISA) arising in the ordinary course of business of the Company or a Subsidiary, but only if and for so long as (a) payment in respect of any such Lien is not at the time required, or the Indebtedness secured by any such Lien is being Properly Contested, and (b) such Liens do not materially detract from the value of the property or assets of the Company or such Subsidiary and do not materially impair the use thereof in the operation of the Company’s or such Subsidiary’s business;

f.

Liens arising solely by virtue of the rendition, entry, or issuance against the Company or any Subsidiary, or any property or assets of the Company or any Subsidiary, of any judgment, writ, order or decree for so long as any such Lien is in existence for less than thirty (30) consecutive days after it first arises or is being Properly Contested.

g.

Liens incurred or deposits made in the ordinary course of business to secure the performance of tenders, bids, leases, trade contracts (other than for borrowed money), and other similar obligations or arising in the ordinary course of business as a result of progress payments under government contracts;

h.	Liens in favor of sureties in the Surety Collateral securing reimbursement obligations for Surety Bonds procured by a Borrower in the ordinary course of business;

i.

Normal and customary rights of setoff upon deposits of cash in favor of banks and other depository institutions and Liens of a collection bank arising under the Uniform Commercial Code on payment items in the course of collection; and

j.	Liens securing the Senior Indebtedness.

5.7

Fundamental Changes. Neither the Company nor any Subsidiary shall enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or sell, lease, assign, convey, transfer or otherwise dispose of all or substantially all of its property or business, except that: (a) any Subsidiary may be merged or consolidated with any Borrowing Subsidiary or with the Company (provided that the Borrowing Subsidiary or the Company, as the case may be, be the continuing or surviving corporation); and (b) any Subsidiary may sell, lease, assign, convey, transfer or otherwise dispose of any or all of its assets to any Borrowing Subsidiary, to the Company, or as permitted by Section 5.8.

5.8

Sale of Assets. Neither the Company nor any Subsidiary shall sell, lease, assign, convey, transfer or otherwise dispose of any material property or assets, whether now owned or hereafter acquired, except for (a) the disposition of obsolete or worn-out property in the ordinary course of business; (b) the sale of inventory in the ordinary course of business; (c) sales and other dispositions the net cash proceeds of which are used to repay all outstanding principal and interest accrued under the Notes; (d) sales, transfers and other dispositions permitted by the Senior Indebtedness Loan Documents as set forth on Schedule 5.7, provided that any sales, transfers and other dispositions permitted by this Section 5.7(d) shall, in the aggregate, have a value of no more than $4,000,000, and provided, further, that any sales, transfers and other dispositions that are permitted by the Senior Indebtedness Loan Documents only with the prior consent of the Senior Lender shall require the prior written consent of the Lenders, which consent shall not be unreasonably withheld.

5.9	Reporting. The Borrowers shall furnish and deliver, or cause to be furnished and delivered, to the Lenders:

a.

As soon as available, but in no event more than ninety (90) days after the close of each fiscal year of the Company, a copy of the audited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such year and the related consolidated statements of income and of cash flows for such year, setting forth in each case in comparative form the figures for the precious year, reported on without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing;

b.

As soon as available, but in no event more than forty-five (45) days after the end of each of the first three quarterly periods of each fiscal year of the Company, the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income and of cash flows for such quarter and the portion of the fiscal year through the end of such quarter, setting forth in each case in comparative form the figures for the previous year, certified by the chief financial officer of the Company as being fairly stated in all material respects (subject to normal year-end adjustments);

c.

At the same time that the annual and quarterly financial statements required by paragraphs (a) and (b) of this Section 5.9, a compliance certificate signed by the chief executive officer of the Company certifying that (i) the Borrowers are in compliance in all material respects with all covenants contained in this Agreement and the Notes; (ii) no Event of Default has occurred or is continuing; and (iii) the Borrowers’ representations and warranties are true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality or Material Adverse Effect) as of the date of such certificate;

d.	Promptly prior to the execution thereof, copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to the Senior Indebtedness;

e.

Immediately after receiving knowledge thereof, notice in writing of any Action initiated by, or brought before, any court or governmental authority, in connection with the Company or any Subsidiary; provided, however that the Borrowers shall not be required to provide such notice in connection with ordinary course business litigation that, if adversely decided, would not have a Material Adverse Effect;

f.	Promptly after the occurrence thereof, notice of any other matter that has resulted in, or would reasonably be expected to result in, an Event of Default or a Material Adverse Effect; and

g.	Promptly, such additional financial and other information as the Lenders may from time to time reasonably request, so long as such information is not confidential.

ARTICLE 6	Conditions To The Borrowers’ Obligation

The obligation of the Borrowers hereunder to issue and sell the Notes to the Lenders at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions thereto, provided that these conditions are for the Borrowers’ sole benefit and may be waived by the Borrowers at any time in its sole discretion:

6.1

Delivery of Transaction Documents. The Lenders shall have executed and delivered the Transaction Documents to which it is a party to the Borrowers.

6.2	Payment of Purchase Price. The Lenders shall have delivered the Purchase Price in accordance with Section 2.2 above.

6.3

Representations and Warranties. The representations and warranties of the Lenders shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality) as of the date when made and as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date), and the applicable Lender shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the applicable Lender at or prior to the Closing Date.

6.4

Litigation. No litigation, statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE 7	Conditions to The Lenders’ Obligation

The obligation of the Lenders hereunder to purchase the Notes at the Closing is subject to the satisfaction, at or before the Closing Date, of each of the following conditions, provided that these conditions are for the Lenders ’ sole benefit and may be waived by the Lenders at any time in their sole discretion:

7.1

Delivery of Transaction Documents; Issuance of Notes. The Borrowers shall have executed and delivered the Transaction Documents to the Lenders, including the Notes.

7.2	Delivery of Authority Documents. The Borrowers shall have executed and delivered the following:

a.

A copy, certified by the Secretary of State of the Sate of Delaware, of the Certificate of Incorporation of the Company, as amended.

b.

A copy, certified by the appropriate jurisdictional authority, of the certificate or articles of incorporation of each Borrower that is a corporation, the certificate or articles of formation of each Borrower that is a limited liability company, and the certificate or articles of limited partnership of each Borrower that is a limited partnership, as well as any comparable formation documents of any Borrower not otherwise specifically referenced herein.

c.	Good standing certificates of the Company issued by the Secretary of State of Delaware and Texas.

d.	Good standing certificate for each Borrowing Subsidiary from its jurisdiction of formation.

e.	A copy, certified by the secretary or an assistant secretary of each Borrower, of the bylaws or other applicable organizational documents of such Borrower.

f.

A copy, certified by the secretary or an assistant secretary of each Borrower, of the resolutions of the Board of Directors or other governing body of such Borrower authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents.

g.

An incumbency certificate of the secretary or an assistant secretary of each Borrower certifying the names of the officer or officers of such Borrower authorized to sign this Agreement, the Notes and the other Transaction Documents, together with a sample of the true signature of each such officer (and the Lenders may conclusively rely on such certificate until formally advised by a like certificate of any changes therein).

h.

A certificate of the secretary or an assistant secretary of each Borrower certifying that, since the date of the issuance of the respective certificate of good standing of such Borrower, no action has been taken by such Borrower or its shareholders, directors or officers in contemplation of the filing of any document in contemplation of the liquidation or dissolution of such Borrower and no event has affecting in any manner whatsoever the good standing such Borrower.

i.	Such other certificates, affidavits, schedules, resolutions, opinions, notes and/or other documents that are provided for hereunder or as the Lenders may reasonably request.

7.3

Representations and Warranties. The representations and warranties of the Borrowers shall be true and correct in all material respects (provided, however, that such qualification shall only apply to representations or warranties not otherwise qualified by materiality or Material Adverse Effect) as of the date when made and as of the Closing Date as though made at such time (except for representations and warranties that speak as of a specific date) and the Borrowers shall have performed, satisfied and complied in all material respects with the covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Borrowers at or prior to the Closing Date, and the Borrowers shall have delivered a certificate executed by the chief executive officer of the Company certifying compliance with this Section 7.3.

7.4

Consents . Any consents or approvals required to be secured by the Borrowers for the consummation of the transactions contemplated by the Transaction Documents, including without limitation the consent of the Senior Lender shall have been obtained and shall be reasonably satisfactory to the Lenders and shall include the Senior Lender’s consent to the repurchase by the Company of its common shares, and the Borrowers shall have provided the Lenders with copies, certified by the secretary or an assistant secretary of each Borrower, of all such consents and approvals.

7.5

Litigation. No Action shall have been enacted, entered, promulgated or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.6

Opinion. The Lenders shall have received an opinion of the Borrowers’ counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Lenders with respect to the matters set forth in Exhibit B attached hereto.

7.7	No Material Adverse Change. There shall not have occurred a Material Adverse Effect prior to the Closing Date.

ARTICLE 8	Termination

8.1

Termination Provisions. This Agreement may be terminated at any time before the Closing Date:

a.

By mutual consent of the Borrowers and the Lenders;

b.

By either the Borrowers or the Lenders as applicable, in the event that any of the conditions precedent to their respective obligations to consummate the transactions contemplated hereby as set forth in Article 6 or Article 7, through no fault of the terminating party, have not been met and satisfied and have become impossible of fulfillment;

c.

By either the Borrowers or the Lenders if the Closing Date does not occur before December 15, 2007, or such later date as the parties may mutually agree upon (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein, provided, however, that such qualification as to materiality shall only apply to representations or warranties not otherwise qualified by materiality or Material Adverse Effect);

d.

By the Lenders if there has been any material breach of any representation, warranty, agreement or covenant in this Agreement by the Borrowers, which breach cannot be or has not been cured within thirty (30) days after giving written notice thereof to the Borrowers, provided, however, that such qualification as to materiality shall only apply to representations or warranties not otherwise qualified by materiality or Material Adverse Effect; and

e.

By the Borrowers if there has been any material breach of any representation, warranty, agreement or covenant in this Agreement by the Lenders, which breach cannot be or has not been cured within thirty (30) days after giving written notice thereof to the Lenders; provided, however, that such qualification as to materiality shall only apply to representations or warranties not otherwise qualified by materiality.

8.2

Effect of Termination. Upon the termination of this Agreement pursuant to the terms hereof, this Agreement will be void and neither party will have any further liability or obligations with respect hereof, except as otherwise provided in this Agreement or except and to the extent termination results from the intentional breach by a party of any of its representations, warranties or covenants hereunder.

ARTICLE 9	Indemnification

9.1

Indemnification by the Borrowers. The Borrowers, jointly and severally, agree to indemnify each Lender and its affiliates and hold each Lender and its affiliates harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind (including, without limitation, the reasonable fees and disbursements of such Lender’s counsel in connection with any investigative, administrative or judicial proceeding), which may be incurred by such Lender or such affiliates as a result of any claims made against such Lender or such affiliates by any person that relate to or arise out of (i) any breach by any Borrower of any of the representations, warranties or covenants contained in this Agreement or in the Transaction Documents, or (ii) any litigation, investigation or proceeding instituted by any person with respect to this Agreement or the Notes (excluding, however, any such litigation, investigation or proceeding which arises solely from the acts or omissions of the Lenders or their affiliates).

9.2

Notification. Any person entitled to indemnification hereunder (“Indemnified Party”) will (i) give prompt notice to the Borrowers, of any third party claim, action or suit with respect to which it seeks indemnification (the “Claim”) (but omission of such notice shall not relieve the Borrowers from liability hereunder except to the extent it is actually prejudiced by such failure to give notice), specifying in reasonable detail the factual basis for the Claim, the amount thereof, estimated in good faith, and the method of computation of the Claim, all with reasonable particularity and containing a reference to the provisions of this Agreement in respect of which such indemnification is sought with respect to the Claim, and (ii) unless in such Indemnified Party’s reasonable judgment a conflict of interest may exist between such Indemnified Party and the Borrowers with respect to such claim, permit the Borrowers to assume the defense of the Claim with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall cooperate fully with the Borrowers with respect to the defense of the Claim and, if the Borrowers elect to assume control of the defense of the Claim, the Indemnified Party shall have the right to participate in the defense of the Claim at its own expense. If the Borrowers do not elect to assume control or otherwise participate in the defense of the Claim, then the Indemnified Party may defend through counsel of its own choosing. If such defense is not assumed by the Borrowers, the Borrowers will not be subject to any liability under this Agreement or otherwise for any settlement made without their consent (but such consent will not be unreasonably withheld or delayed). If the Borrowers elect not to or are not entitled to assume the defense of a Claim, they will not be obligated to pay the fees and expenses of more than one counsel for all Indemnified Parties with respect to the Claim, unless an actual conflict of interest exists between such Indemnified Party and any other of such Indemnified Parties with respect to the Claim, in which event the Borrowers will be obligated to pay the fees and expenses of such additional counsel or counsels.

ARTICLE 10	Governing Law; Miscellaneous

10.1

Governing Law. This Agreement shall be enforced, governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such state, without regard to the principles of conflict of laws. The parties hereto hereby submit to the exclusive jurisdiction of the United States Federal Courts located in the State of New York with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby. All parties irrevocably waive the defense of an inconvenient forum to the maintenance of such suit or proceeding. All parties further agree that service of process upon a party mailed by first class mail shall be deemed in every respect effective service of process upon the party in any such suit or proceeding. Nothing herein shall affect any party’s right to serve process in any other manner permitted by law. All parties agree that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner. The party which does not prevail in any dispute arising under this Agreement shall be responsible for all reasonable fees and expenses, including reasonable attorneys’ fees, incurred by the prevailing party in connection with such dispute.

10.2

Counterparts; Electronic Signatures. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. This Agreement, once executed by a party, may be delivered to the other party hereto by electronic transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

10.3	Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

10.4

Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

10.5

Entire Agreement; Amendments. This Agreement and the instruments referenced herein contain the entire understanding of the parties with respect to the matters covered herein and therein and supersede all previous understandings or agreements between the parties with respect to such matters. No provision of this Agreement may be waived other than by an instrument in writing signed by the party to be charged with enforcement. The provisions of this Agreement may be amended only by a written instrument signed by the Borrowers and the Lenders.

10.6

Notices. Any notices required or permitted to be given under the terms of this Agreement shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized, receipted overnight delivery service) or by facsimile and shall be effective five days after being placed in the mail, if mailed by regular United States mail, or upon receipt, if delivered personally or by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications shall be:

If to any or all of the Borrowers:

Integrated Electrical Services, Inc.
18-00 West Loop South, Suite 500
Houston, Texas 77027-3233

Telephone: (713) 860-1542

Facsimile: 713-860-1578

     Attention: Randolph Guba

With copy to:

     Andrews Kurth LLP
          600 Travis, Suite 4200
          Houston, Texas 77002
          Telephone: 713-220-4274
          Facsimile: 713-238-7122
          Attention: Douglas J. Dillon

If to the Lenders :

Tontine Capital Partners, L.P.

55 Railroad Avenue, 1st Floor

Greenwich, Connecticut 06830
Attention: Mr. Jeffrey L. Gendell
Telephone: (203) 769-2000

Facsimile: (203) 769-2010

With copy to:

Barack Ferrazzano Kirschbaum & Nagelberg LLP
 200 W. Madison Street, Suite 3900
Chicago, Illinois 60606

Attention: John E. Freechack, Esq.
Telephone:     (312) 984-3100

Facsimile:      (312) 984-3150

Each party shall provide notice to the other party of any change in address.

10.7

Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns. The Borrowers shall not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Lenders. The Lenders shall have the right, without the consent of the Borrowers, to transfer or assign, in whole or in part, their respective rights and interests in and to this Agreement.

10.8

Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.9

Publicity. The Borrowers and the Lenders shall have the right to review a reasonable period of time before issuing any press releases or any other public statements with respect to the transactions contemplated hereby; provided, however, that the Company shall be entitled, without the prior approval of the Lenders, to make any press release with respect to such transactions as is required by applicable law and regulations (although the Lenders shall be consulted by the Company in connection with any such press release prior to its release and shall be provided with a copy thereof and be given an opportunity to comment thereon). Notwithstanding the foregoing, the Company shall file with the SEC a Form 8-K disclosing the transactions herein within four (4) business days of the Closing Date and attach the relevant agreements and instruments thereto, and the Lenders may make such filings as may be required under Section 13 and Section 16 of the 1934 Act.

10.10

Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.11

No Strict Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.12

Rights Cumulative. Each and all of the various rights, powers and remedies of the parties shall be considered cumulative with and in addition to any other rights, powers and remedies which such parties may have at law or in equity in the event of the breach of any of the terms of this Agreement or the Transaction Documents. The exercise or partial exercise of any right, power or remedy shall neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

10.13

Survival. Any covenant or agreement in this Agreement required to be performed following the Closing Date, shall survive the Closing Date. Without limitation of the foregoing, the respective representations and warranties given by the parties hereto shall survive the Closing Date and continue in full force and effect as long as there remains unperformed any obligations to the Lenders hereunder or under the Notes or any other Transaction Documents, and thereafter shall expire and have no further force and effect..

10.14

Knowledge. The term "knowledge of the Borrowers" or any similar formulation of knowledge shall mean, with respect to the Company, the actual knowledge after due inquiry of the named executive officers of the Company as set forth in its 2007 Proxy Statement, and, with respect to any Borrower that is a Subsidiary of the Company, shall mean the actual knowledge after due inquiry of the executive officers of such Subsidiary.

HOU:2746741.2

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY :

INTEGRATED ELECTRICAL SERVICES, INC.

By:

Name:

Title:

BORROWING SUBSIDIARIES :

IES INDUSTRIAL, INC.

By:

Name:

Title:

IES RESIDENTIAL, INC.

By:

Name:

Title:

IES COMMERCIAL, INC.

By:

Name:

Title:

IES HOUSTON RESOURCES, INC.

By:

Name:

Title:

KEY ELECTRICAL SUPPLY, INC.

By:

Name:

Title:

[Lenders’ signatures continue on next page]

S-2

S-1

LENDERS :

TONTINE CAPITAL PARTNERS, L.P.

By:     Tontine Capital Management, LLC, its general partner

By:

     Jeffrey L. Gendell, as managing member

Schedule I

Name	Jurisdiction of Organization and Form of Entity	Portion of Debt Financing
Tontine Capital Partners, L.P.	Delaware Limited Partnership	$25,000,000

HOU:2746741.2

      A-1

Exhibit A

Form of Note

See Attached

HOU:2746741.2

B -1

Exhibit B
Form of Legal Opinion

     1. Each Borrower is a corporation, limited liability company or limited partnership, as applicable, validly existing and in good standing under the laws of the state of the jurisdiction in which it is organized .
     2. Each Borrower has all necessary corporate, limited liability company or partnership, as applicable, power and authority to execute, deliver and perform its obligations under each of the Transaction Documents. The execution, delivery and performance of each of the Transaction Documents have been duly authorized by all necessary corporate limited liability company or partnership, as applicable, action on the part of each Borrower .
      3 . Each of the Transaction Documents has been duly executed and delivered by the Borrowers and constitutes the legal, valid and binding obligation of the Borrowers , enforceable against each Borrower in accordance with its terms.
      4 . The issuance, sale and delivery of the Notes and the execution, delivery and performance by the Borrowers of the Transaction Documents and the consummation by the Borrowers of the transactions contemplated thereby do not violate , contravene, or result in a breach of or default under (a) the governing documents of each Borrower; (b) to our knowledge, any court order, judgment, decree, statute, law, rule or regulation applicable to the Company or its Subsidiaries; or (c) to our knowledge and except as contemplated by the Agreement, any contractual restriction affecting the Company or any Subsidiary, which contravention or violation could reasonably be expected to result in a Material Adverse Effect.
     5. To our knowledge, there are no actions, suits, proceedings, claims or disputes pending or threatened against, or affecting, the Borrowers, at law, in equity, in arbitration or before any governmental authority that contest the execution, validity or performance of the Transaction Documents.
      6 . Except for filings, authorizations or approvals contemplated by the Agreement, to our knowledge no authorizations or approvals of, and no filings with, any governmental authority are necessary or required for the execution, delivery or performance by, or enforcement against, the Borrowers of any of the Transaction Documents.

      7 . Assuming that the representations made by the Lenders in the Agreement are true and correct and that any required filings are made pursuant to Rule 503 of Regulation D as promulgated under the Securities Act of 1933, the offering, sale and issuance of the Notes pursuant to the Agreement do not require registration under the Securities Act of 1933, as amended and the rules promulgated thereunder as they currently exist or registration or qualification under any state securities laws.

EXHIBIT C
Form of Joinder to Note Purchase Agreement

The undersigned, ______________________________, hereby agrees to become a party to, and be bound by, that certain Note Purchase Agreement, dated December __, 2007, by and among INTEGRATED ELECTRICAL SERVICES, INC., a Delaware corporation (the “Company ”), the Subsidiaries (as defined therein) of the Company party thereto (together with the Company, the “Borrowers ”), and , and the Borrowers agree to accept the undersigned, as though the undersigned were a “Lender ” under the Note Purchase Agreement. Upon the execution of this Joinder by each of the undersigned and the Borrowers, the Borrowers and the undersigned each agree that the undersigned shall be entitled to the rights and privileges, and be bound by the obligations and shall make the representations and warranties, of a Lender under the Note Purchase Agreement. This Joinder shall take effect and shall become an integral part of the Note Purchase Agreement immediately upon execution and delivery by all parties hereto. This Joinder may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

Dated:

COMPANY :

INTEGRATED ELECTRICAL SERVICES, INC.

By:

Name:

Title:

BORROWING SUBSIDIARIES :

IES INDUSTRIAL, INC.

By:

Name:

Title:

IES RESIDENTIAL, INC.

By:

Name:

Title:

IES COMMERCIAL, INC.

By:

Name:

Title:

IES HOUSTON RESOURCES, INC.

By:

Name:

Title:

KEY ELECTRICAL SUPPLY, INC.

By:

Name:

Title:

ADDITIONAL LENDERS:

                               [Signature block]